Exhibit 21.1

The following are three VIE (variable interest entity) subsidiaries of the Company:

1.           Donggang Xingyuan Marine Fuel Company, Ltd. located in Dandong City, Liaoning Province, and established in April 2008 under the laws of the PRC).

2.           Xiangshan Yongshi Nanlian Petrol Company, Ltd. (located in Xiangshan City, Zhengjiang Province, and established in May 1997 under the laws of the PRC).

3.           Rongcheng Xinfa Petrol Company, Ltd. (located in Rongcheng City, Shandong Province, and established in September 2007 under the laws of the PRC).